SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report: (Date of earliest event reported): March 24, 2005

                               Trimol Group, Inc.
             (Exact name of Registrant as Specified in its Charter)

          Delaware                    0-28144                   13-3859706
(State or other jurisdiction        (Commission                (IRS Employer
      of incorporation)               File No.)              Identification No.)

        1285 Avenue of the Americas, 35th Floor, New York, New York 10019
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (212) 554-4394

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02. Termination of a Material Definitive Agreement.

      Intercomsoft Limited ("Intercomsoft"), a wholly owned subsidiary of Trimol Group, Inc. (the "Registrant") and Supercom Limited (Israel) ("Supercom") entered into a Termination Agreement as of March 24, 2005 (the "Termination Agreement").

      Pursuant to the Termination Agreement, the Sales Agreement between Intercomsoft and Supercom dated August 25, 1995, as amended, was terminated at the request of Supercom. Certain equipment, technology, supplies and other consumables which Intercomsoft is obligated to supply to the Government of the Republic of Moldova ("Moldova") pursuant to a Contract on Leasing Equipment and Licensing Technology dated April 29, 1996 (the "Supply Agreement"), was supplied by Supercom on behalf of Intercomsoft pursuant to the Sales Agreement.
Notwithstanding the termination of the Sales Agreement pursuant to the Termination Agreement, Supercom agreed to continue to supply Moldova with such equipment, consumables, software and technology during the remaining term of the Supply Agreement, upon the request of Moldova pursuant to the requirements of the Supply Agreement. Pursuant to the Termination Agreement, Intercomsoft agreed to pay to Supercom, in nine equal monthly installments commencing in April 2005, the sum of $184,912 representing the balance of the amount due for certain equipment supplied by Supercom pursuant to the Sales Agreement. In addition, Supercom agreed not to take any action, directly or indirectly, to interfere with Intercomsoft's contractual rights with Moldova or to, in any way, cause Moldova to terminate or not renew the Supply Agreement and agreed to pay to Intercomsoft certain amounts specified in the Termination Agreement as liquidated damages in the event of any breach or default by Supercom thereunder.

Item 9.01 Financial Statements, Pro-Forma Financial Information and Exhibits.

      (c)   Exhibits

      10.1 Form of Termination Agreement dated as of March 24, 2005 between Intercomsoft Limited and Supercom Limited (Israel).

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     TRIMOL GROUP, INC.


                                                     By: Jack Braverman
                                                         Chief Financial Officer

Date: March 28, 2005